Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 28, 2021

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Third Quarter 2021 Operating Highlights

ATLANTA, October 28, 2021 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2021. All numbers reported below for the third quarter of 2021 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about November 5, 2021.

Net income for the third quarter of 2021 was $27 million, a decrease of $29 million compared to net income of $56 for the third quarter of 2020. The decrease in net income was primarily due to a $30 million decrease in advance prepayment fees, which impacted both net interest income and net income. Advance prepayment fees for the third quarter of 2021 were $12 million, compared to $42 million for the third quarter of 2020.

Total assets as of September 30, 2021 were $77.5 billion, a decrease of $14.8 billion, or 16.0 percent, from December 31, 2020. Advances outstanding were $43.8 billion as of September 30, 2021, a decrease of $8.4 billion, or 16.1 percent, from December 31, 2020, as a result of decreased demand for liquidity by the Bank’s members. Retained earnings were $2.2 billion as of September 30, 2021 and December 31, 2020. Capital stock was $2.3 billion as of September 30, 2021, a decrease of $746 million, or 24.2 percent, from $3.1 billion as of December 31, 2020. The decrease in capital stock primarily relates to certain changes in members’ minimum capital stock requirements that the Bank implemented in March 2021.

The Bank's third quarter 2021 performance resulted in an annualized return on average equity (ROE) of 2.31 percent as compared to 3.95 percent for the third quarter of 2020. The ROE spread to the average Secured Overnight Financing Rate decreased to 226 basis points for the third quarter of 2021, as compared to 386 basis points for the third quarter of 2020. As of September 30, 2021, the Bank was in compliance with its regulatory capital requirements.

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Operational Status
As a financial institution, the Bank is part of the nation’s critical infrastructure, has continually operated its business, and has continued to serve as a reliable source of funding for our members. On July 1, 2021, the Bank moved to Phase 3 of its return to office plan, which provides that up to 66 percent of the Bank’s employees may work on-site. The Bank’s current protocols allow for only fully vaccinated employees and contractors to work on-site. To date, the Bank has not experienced significant operational difficulties or disruptions, however the possibility exists, which could impair the Bank’s ability to conduct and manage its business effectively. To date, no member of the Bank’s executive management team has been incapacitated or unable to perform duties. The Bank’s board of directors regularly reviews the Bank’s succession plan in the event of incapacitation of any executive team member.

Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of September 30, 2021	As of December 31, 2020
Advances	$43,779	$52,168
Investments	30,979	36,380
Mortgage loans held for portfolio, net	162	218
Total assets	77,508	92,295
Consolidated obligations, net	70,405	84,764
Total capital stock	2,332	3,078
Retained earnings	2,244	2,198
Accumulated other comprehensive loss	(6)	(16)
Total capital	4,570	5,260
Capital-to-assets ratio (GAAP)	5.90%	5.70%
Capital-to-assets ratio (Regulatory)	5.90%	5.72%

	Three Months Ended September 30,		Six Months Ended September 30,
Operating Results and Performance Ratios	2021	2020	2021	2020
Net interest income	$64	$89	$237	$264
Standby letters of credit fees	2	4	9	16
Other income	2	5	3	92
Total noninterest expense	38	35	109	127
Affordable Housing Program assessment	3	7	14	25
Net income	27	56	126	220
Return on average assets	0.13%	0.20%	0.20%	0.21%
Return on average equity	2.31%	3.95%	3.49%	4.33%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Third Quarter 2021 Form 10-Q expected to be filed on or about November 5, 2021 with the SEC.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $7 billion in Affordable Housing Program funds, assisting more than 990,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the impact of the COVID-19 pandemic on the Bank, its employees, members and counterparties, or on the capital markets and the U.S. economy, which impact is evolving and unknowable at this time and could include impacts to the Bank’s operations, liquidity, profitability, financial condition and results of operations, and dividend. Additional factors include legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the phase-out of LIBOR; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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